[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY
SERVICE OFFICE: ONE GRANITE PLACE, P.O. BOX 515, CONCORD, NEW HAMPSHIRE 03302
(800) 258-3648


                         ACCIDENTAL DEATH BENEFIT RIDER
                         FOR DEATH BY ACCIDENTAL MEANS

EFFECTIVE DATE -

This rider is part of the policy to which it is attached. It takes effect on the Policy Date of the policy unless a later effective date is shown above. In this rider, "we", "us", or "our" means Jefferson Pilot LifeAmerica Insurance
Company; "you" means the Owner of the policy; and "Insured" means the person named on Page 3 of the policy as insured under this rider.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of an application for this rider, we will provide the benefit described in this rider.

Benefit - Subject to the provisions of the policy, we will pay to the beneficiary the Accidental Death Benefit upon receipt of due proof of both of the following:

(1)  The death of the Insured occurred while this rider was in force.

(2) The death of the Insured occurred as a result of bodily injuries effected solely and independently of all other causes through accidental means.

The amount of Accidental Death Benefit is shown on Page 3 of the policy.

RISKS NOT ASSUMED - This Accidental Death Benefit will not be paid if:

(1)  The Insured dies more than 90 days after the accident causing death.

(2)  The death of the Insured is caused by suicide.

(3) The death of the Insured results from travel or flight in or descent from any kind of aircraft, unless:

     (a)  the Insured was a fare paying passenger on a commercial airline; and

     (b) the flight was a regularly scheduled flight between definitely established airports.

(4) The death of the Insured results, directly or indirectly, from any war declared or undeclared, any act of war, or any hostile action by a foreign power.

(5) The death of the Insured results from committing or attempting to commit a felony by the Insured.

(6) The death of the Insured is caused or contributed to, directly or indirectly, by:

     (a)  disease or bodily or mental infirmity; or

     (b) infection other than a bacterial infection which occurs through and with an accidental cut or wound.

(7) The death of the Insured is caused by the voluntary taking, inhaling, or absorbing of any drug (unless taken as prescribed by a physician), poison, gas or fumes.

(8) The death of the Insured results directly or indirectly from medical or surgical treatment, unless such treatment is necessitated by an injury covered in this rider.

MONTHLY DEDUCTION - The monthly deduction for this rider will be (a) multiplied by (b), divided by $1,000, where:

(a)  is the monthly accidental death benefit rate shown on the attached table;
     and

(b) is the amount of Accidental Death benefit, as shown on Page 3 of the policy.

TERMINATION - This rider will cease as soon as one of the following occurs:

(1) The monthly deduction for this rider remains unpaid at the end of the Grace Period, as defined in the policy.

(2)  The policy is surrendered, exchanged, or lapsed.

(3)  We receive a proper written request to terminate this rider.

(4)  The policy anniversary nearest the Insured's 70th birthday.

(5)  The Maturity Date of the policy is attained.

(6)  The death of the Insured.


            /s/ David Stonecipher                  /s/ Robert A Reed

           Chief Executive Officer                    Secretary


P94-89N (98)

           TABLE OF MONTHLY ACCIDENTAL DEATH BENEFIT RATES PER $1,000

  ATTAINED AGE      RATE       ATTAINED AGE       RATE       ATTAINED AGE      RATE
  ------------      ----       ------------       ----       ------------      ----
      10            .07            30              .07           50            .09
      11            .07            31              .07           51            .09
      12            .07            32              .07           52            .09
      13            .07            33              .07           53            .09
      14            .07            34              .07           54            .09
      15            .07            35              .07           55            .10
      16            .07            36              .07           56            .10
      17            .07            37              .07           57            .10
      18            .07            38              .07           58            .12
      19            .07            39              .07           59            .12
      20            .07            40              .07           60            .12
      21            .07            41              .08           61            .13
      22            .07            42              .08           62            .13
      23            .07            43              .08           63            .14
      24            .07            44              .08           64            .15
      25            .07            45              .08           65            .15
      26            .07            46              .09           66            .15
      27            .07            47              .09           67            .15
      28            .07            48              .09           68            .16
      29            .07            49              .09           69            .16

The monthly accidental death benefit rate is based on the attained age and rating class of the Insured. Attained age means age nearest birthday on the last policy anniversary.


P94-89N (98)